Exhibit 99.1


      Introgen Therapeutics Reports Second Quarter 2003 Financial Results

         Cost Reduction Plan Combined With Successful Equity Financing
                           Strengthens Cash Position

    AUSTIN, Texas, Aug. 12 /PRNewswire-FirstCall/ -- Introgen Therapeutics, Inc. (Nasdaq: INGN) announced today that its results for the quarter ended June 30, 2003 were better than expected, due to a previously outlined cost reduction program which yielded a lower loss than anticipated. During the quarter, Introgen reported progress in its research and development programs and clinical trial program for Advexin, its cancer product in phase 3 clinical trials, INGN 241 in phase 2 clinical trials, and its pipeline of products including INGN 225, a cancer vaccine candidate in phase 1 and INGN 007, an oncolytic virus.

    Introgen reported a net loss of $4.1 million, or $0.19 per share, for the quarter ended June 30, 2003. These results compare to a net loss of $5.4 million, or $0.25 per share, for the previous quarter ended
March 31, 2003, and a net loss of $6.9 million, or $0.32 per share for the comparable prior year quarter ended June 30, 2002.

    During the quarter ended June 30, 2003, cash and cash equivalents increased $7.6 million. This increase resulted from the private sale in June 2003 of two million shares of common stock for gross proceeds of $11.5 million and net proceeds of $10.8 million after expenses, offset by $3.2 million used for all other activities during the quarter ended
June 30, 2003. This amount of cash used for all other activities is a decrease of $1.2 million and $4.3 million in the amount of net cash and short term investments used for all activities as compared to the quarters ended March 31, 2003, and December 31, 2002, respectively. At June 30, 2003, Introgen had cash and cash equivalents of $26.7 million.

    Introgen's chief financial officer James W. Albrecht, Jr., said, "As a result of cost control programs implemented this year, our net cash used this quarter of $3.2 million was a significant decrease from our level of net cash used for the previous quarters ended March 31, 2003 and December 31, 2002. This reduction in cash used, combined with the completion of our private sale of common stock in June 2003, have provided us additional financial resources to pursue the preparation of product application regulatory filings for this drug candidate."

    Revenue was $143,000 for the quarter ended June 30, 2003, compared to revenue of $322,000 for the quarter ended June 30, 2002. Operating expenses were $4.8 million for the quarter ended June 30, 2003, compared to $7.5 million for the quarter ended June 30, 2002.

    For the six months ended June 30, 2003, Introgen reported a net loss of $9.5 million, or $0.44 per share, compared to a net loss for the six months ended June 30, 2002 of $14.8 million, or $0.69 per share. Revenue for the six months ended June 30, 2003 was $293,000, compared to revenue for the six months ended June 30, 2002 of $551,000. Operating expenses were $10.5 million for the six months ended June 30, 2003 compared to $15.9 million for the six months ended June 30, 2002.


    Quarterly Conference Call

    Introgen has scheduled a conference call to discuss the financial results at 4:30 p.m. ET today. Interested parties can access a live Internet broadcast at www.introgen.com or www.companyboardroom.com . For those unable to listen to the broadcast the call will be archived at Introgen's Website at www.introgen.com in the Investor Relations section.

    Introgen is a leading developer of biopharmaceutical products designed to induce therapeutic protein expression using non-integrating gene agents for the treatment of cancer and other diseases. Introgen maintains integrated research, development, manufacturing, clinical and regulatory departments and operates a commercial-scale, CGMP manufacturing facility.

    Certain statements in this press release that are not strictly historical may be "forward-looking" statements, which are based on current expectations and entail various risks and uncertainties. Such forward-looking statements include, but are not limited to, those relating to Introgen's future success with development of Advexin, INGN 241, INGN 225, INGN 007, or product application regulatory filings for Advexin. There can be no assurance that Introgen will be able to commercially develop gene-based drugs, that necessary regulatory approvals will be obtained or that any clinical trials or studies undertaken will be successful or that the proposed treatments will prove to be safe and/or effective. The actual results may differ from those described in this press release due to risks and uncertainties that exist in Introgen's operations and business environment, including, but without limitation, Introgen's stage of product development and the limited experience in the development of gene-based drugs in general, Introgen's dependence upon proprietary technology and current competition, history of operating losses and accumulated deficits, reliance on collaborative relationships, and uncertainties related to clinical trials, the safety and efficacy of Introgen's product candidates, the ability to obtain the appropriate regulatory approvals, patent protection and market acceptance, as well as other risks detailed from time to time in Introgen's filings with the Securities and Exchange Commission, including its annual report on Form 10-K filed with the SEC on March 31, 2003 and its quarterly report on Form 10-Q filed with the SEC on May 15, 2003. Introgen undertakes no obligation to publicly release the results of any revisions to any forward-looking statements that reflect events or circumstances arising after the date hereof.


    Editor's Note: For more information on Introgen Therapeutics, or for a menu of archived press releases, please visit Introgen's Website at www.introgen.com .


     Contact:
     Introgen Therapeutics, Inc.
     C. Channing Burke
     (512) 708 9310 Ext. 322
     Email: c.burke@introgen.com


                  INTROGEN THERAPEUTICS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET


                                                  JUNE 30,        DECEMBER 31,
                                                    2003              2002
                                                 (Unaudited)
                                                         (Thousands)

    CASH AND CASH EQUIVALENTS                      $26,656           $23,467
    OTHER CURRENT ASSETS                               409               812
    PROPERTY AND EQUIPMENT, NET                      7,994             8,742
    OTHER ASSETS                                       292               295
            TOTAL ASSETS                           $35,351           $33,316
    ACCOUNTS PAYABLE AND OTHER CURRENT
     LIABILITIES                                    $5,372            $5,427
    NOTES PAYABLE AND CAPITAL LEASE
     OBLIGATIONS, NET OF CURRENT PORTION             7,022             7,435
    OTHER LONG TERM LIABILITIES                        751               619
            TOTAL LIABILITIES                       13,145            13,481
            TOTAL STOCKHOLDERS' EQUITY              22,206            19,835
            TOTAL LIABILITIES AND  STOCKHOLDERS'
             EQUITY                                $35,351           $33,316


                   INTROGEN THERAPEUTICS, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENT OF OPERATIONS
                                   (Unaudited)

                                 THREE MONTHS ENDED       SIX MONTHS ENDED
                                      JUNE 30,                JUNE 30,
                                  2003        2002        2003        2002
                               (Unaudited) (Unaudited) (Unaudited) (Unaudited)
                                   (Thousands except per share information.)

    CONTRACT MANUFACTURING, GRANT
     AND OTHER REVENUE            $143        $322        $293        $551

    OPERATING EXPENSES:
      RESEARCH AND DEVELOPMENT   2,957       5,805       7,299      12,504
      GENERAL AND ADMINISTRATIVE 1,808       1,679       3,195       3,434
        TOTAL OPERATING EXPENSES 4,765       7,484      10,494      15,938
      LOSS FROM OPERATIONS      (4,622)     (7,162)    (10,201)    (15,387)

    INTEREST INCOME, INTEREST
     EXPENSE AND OTHER INCOME,
     NET                           568         295         708         584

      NET (LOSS)               ($4,054)    ($6,867)    ($9,493)   ($14,803)

    NET LOSS PER SHARE, BASIC
     AND DILUTED                ($0.19)     ($0.32)     ($0.44)     ($0.69)

    SHARES USED IN COMPUTING
     BASIC AND DILUTED
     NET LOSS PER SHARE         21,851      21,463      21,679      21,457



SOURCE  Introgen Therapeutics, Inc.
    -0-                             08/12/2003
    /CONTACT:  C. Channing Burke of Introgen Therapeutics, Inc.,
+1-512-708-9310, Ext. 322, or c.burke@introgen.com /
    /Web site:  http://www.companyboardroom.com /
    /Web site:  http://www.introgen.com /
    (INGN)

CO:  Introgen Therapeutics, Inc.
ST:  Texas
IN:  HEA MTC BIO
SU:  ERN CCA MAV